DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the third amended and restated certificate of incorporation is included as an exhibit to the Registration Statement on Form S-1 as filed with the SEC on January 10, 2022. We urge you to read the third amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock
The third amended and restated certificate of incorporation, authorizes the issuance of 990,000,000 shares of common stock, $0.0001 par value per share, including 988,591,250 shares of Class A common stock and 1,408,750 shares of Class B common stock, as well as 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock
Voting Rights
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the third amended and restated certificate of incorporation, the holders of Class A common stock shall be entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of each series of common stock shall not be entitled to vote on any amendment to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock, as applicable, if the holders of such affected series of preferred stock or other series of common stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the third amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL. Except as otherwise required by law, holders of shares of Class B common stock shall be entitled to only such voting rights, if any, as are expressly granted by the third amended and restated certificate of incorporation.

Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock, dividends and other distributions may be declared and paid ratably on the common stock out of the assets of the Company that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

Liquidation, Dissolution and Winding Up
Upon dissolution, liquidation or winding up of the Company, the change of control provisions of the third amended and restated certificate of incorporation shall be deemed to apply with respect to the shares of Class B common stock then outstanding, whether or not such dissolution, liquidation or winding up of the Company constitutes a change of control thereunder, and after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of capital stock having a preference over or the right to participate with the common stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up, the holders of common stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares of common stock held by them.

Preemptive or Other Rights
The holders of Class A common stock do not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A common stock.

Alignment Shares
The Alignment Shares are designated as shares of Class B common stock. On the last day of each measurement period (as defined below), which will occur annually over seven fiscal years following consummation of the recently business combination of the Company with CBRE Acquisition Holdings. Inc. (the” Business Combination”) (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 of the shares of Class B common stock will automatically convert into shares of Class A common stock based upon the Total Return (as further described herein) of our outstanding equity capital as of the relevant measurement date above the price threshold.

For so long as any Alignment Shares remain outstanding, we may not, without the prior written consent of the holders of a majority of the Alignment Shares then outstanding take certain actions such as to (i) amend, alter or repeal any provision of the third amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock, or (ii) issue any shares of Class B common stock. As a result, the holders of the Alignment Shares may be able to prevent us from taking such actions that some public stockholders may believe are in our interest. Any action required or permitted to be taken at any meeting of the holders of Alignment Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Alignment Shares were present and voted.

Alignment Shares Conversion
On the last day of each measurement period, which will occur annually over seven fiscal years following the end of the first fiscal quarter following consummation of our Business Combination (and, with respect to any measurement period in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such measurement period), 201,250 Alignment Shares will automatically convert, subject to adjustment as described herein, into shares of our Class A common stock (“conversion shares”), as follows:
•if the sum (such sum, the “ Total Return ”) of (i) the VWAP, calculated in accordance with “—Volume weighted average price” below, of shares of our Class A common stock for the final fiscal quarter in such measurement period and (ii) the amount per share of any dividends or distributions paid or payable to holders of our Class A common stock, the record date for which is on or prior to the last day of the measurement period, does not exceed the price threshold (as defined below), the number of conversion shares for such measurement period will be 2,013 shares of Class A common stock;
•if the Total Return exceeds the price threshold but does not exceed an amount equal to 130% of the price threshold, then subject to the Conversion Cap (as defined below) the number of conversion shares for such measurement period will be equal to 20% of the difference between (a) the Total Return and (b) the price threshold, multiplied by (I) 63,648,854 (the “Applicable Closing Share Count”) divided by
(II) the Total Return; and
•if the Total Return exceeds an amount equal to 130% of the price threshold, then subject to the Conversion Cap the number of conversion shares for such measurement period will be equal to the sum of: (a) 20% of the difference between (I) an amount equal to 130% of the price threshold and (II) the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return; plus (b) 30% of the difference between (I) the Total Return and (II) an amount equal to 130% of the price threshold, multiplied by (A) the Applicable Closing Share Count, divided by (B) the Total Return.
•Notwithstanding paragraphs 2 and 3 immediately above, in no event shall the number of conversion shares for any such measurement period be less than 2,013 shares of Class A common stock. If the provisions set forth in paragraphs 2 and 3 immediately above result in the number of conversion shares for any such measurement period being less than 2,013 shares of Class A common stock, then the number of conversion shares for such measurement period will be equal to 2,013 shares of Class A common stock.
•Notwithstanding anything in this section, (i) the aggregate number of conversion shares shall be limited by a conversion cap equal to 14,596,638 (the “Conversion Cap”), and all remaining shares of Class B common stock that cannot be converted into shares of Class A common stock as a result of the Conversion Cap being met shall collectively convert into one (1) Conversion Share (the “Remainder Conversion”).
•The term “measurement period” means (i) the period beginning on December 9, 2021, and ending with, and including, March 31, 2022 and
(i)each of the six successive four-fiscal-quarter periods.
•The “price threshold” will initially equal $10.00 for the first measurement period and will thereafter be adjusted at the beginning of each subsequent measurement period to be equal to the greater of (i) the price threshold for the immediately preceding measurement period and
(ii) the VWAP for the final fiscal quarter of the immediately preceding measurement period (in each case of clause (i) and (ii), as proportionally adjusted to give effect to any stock splits, stock capitalizations, stock combinations, stock dividends, reorganizations, recapitalizations or any such similar transactions).
•Each conversion of Alignment Shares will apply to the holders of Alignment Shares on a pro rata basis. If, upon conversion of any Alignment Shares, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to such holder.

We include the following hypothetical scenarios solely for the purpose of illustrating the number of shares of Class A common stock that would be issued upon conversion of the Alignment Shares during one measurement period, assuming the Applicable Closing Share Count is 70,000,000, assuming the VWAP is $9.00 for the initial measurement period and assuming that no dividends or distributions have been paid or are payable on shares of Class A common stock during the initial measurement period, then the Total Return would be $9.00 per share and the 201,250 Alignment Shares would convert into 2,013 shares of Class A common stock following the close of the initial measurement period.

In contrast, assuming the VWAP is $11.00 for the initial measurement period (rather than $9.00) and dividends and distributions equal to $1.00 per share of Class A common stock were paid or payable during the initial measurement period (rather than no dividends or distributions), the Total Return would be $12.00, which exceeds the initial $10.00 price threshold, but is less than 130% of the initial $10.00 price threshold. The conversion value would be calculated as 20% of the $2.00 per share appreciation above $10.00, or $0.40 per share, multiplied by 70,000,000 shares of Class A common stock or
$28,000,000. This conversion value would then be divided by the Total Return of $12.00, which yields 2,333,333 shares of Class A common stock. Thus, the 201,250 Alignment Shares would convert into 2,333,333 shares of Class A common stock following the close of the initial measurement period (subject to the Conversion Cap).

Continuing with the example above, at the end of the second measurement period, assuming the Total Return is $11.00, the 201,250 Alignment Shares at year end would convert into only 2,013 shares of Class A common stock because the Total Return for the second measurement period of $11.00 is less than the price threshold of $12.00. If the Total Return for the second measurement period was instead $16.00, then the 201,250 Alignment Shares would convert into 3,675,000 shares of Class A common stock. The Total Return of $16.00 would exceed the price threshold of $12.00 by $4.00, which is more than 130% of the $12.00 price threshold. The conversion value would be calculated as the sum of (i) 20% of $3.60 (the excess over $12.00 of a price equal to 130% of $12.00), or $0.72, and (ii) 30% of $0.40 (the difference between the Total Return and 130% of $12.00), or $0.12, multiplied by 70,000,000 shares of Class A common stock or $58,800,000. Such amount would then divided by the Total Return of $16.00, which yields 3,675,000 shares of Class A common stock (subject to the Conversion Cap).

The tables below provide an illustration of the number of conversion shares each tranche of Alignment Shares shall convert into based on the Price Threshold and Total Return for a given measurement period, based on an Applicable Closing Share Count of 70,000,000 shares of Class A common stock:

Annual Conversion Shares

	Total Return ($)
Price Threshold ($)	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00
$10.00	2,013	2,013	2,013	1,272,727	2,333,333	3,230,769	4,500,000	5,600,000	6,562,500	7,411,764
$10.50	2,013	2,013	2,013	636,363	1,750,000	2,692,307	3,675,000	4,830,000	5,840,625	6,732,352
$11.00	2,013	2,013	2,013	2,013	1,166,666	2,153,846	3,000,000	4,060,000	5,118,750	6,052,941
$11.50	2,013	2,013	2,013	2,013	583,333	1,615,384	2,500,000	3,290,000	4,396,875	5,373,529
$12.00	2,013	2,013	2,013	2,013	2,013	1,076,923	2,000,000	2,800,000	3,675,000	4,694,117
$12.50	2,013	2,013	2,013	2,013	2,013	538,461	1,500,000	2,333,333	3,062,500	4,014,705
$13.00	2,013	2,013	2,013	2,013	2,013	2,013	1,000,000	1,866,666	2,625,000	3,335,294
$13.50	2,013	2,013	2,013	2,013	2,013	2,013	500,000	1,400,000	2,187,500	2,882,352
$14.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	933,333	1,750,000	2,470,588
$14.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	466,666	1,312,500	2,058,823
$15.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	875,000	1,647,058
$15.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	437,500	1,235,294
$16.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	823,529
$16.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	411,764
$17.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$17.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$18.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$19.50	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013
$20.00	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013	2,013

	Total Return ($)
Price Threshold ($)	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00
$10.00	8,166,666	8,842,105	9,450,000	10,000,000	10,500,000	10,956,521	11,375,000	11,760,000
$10.50	7,525,000	8,234,210	8,872,500	9,450,000	9,975,000	10,454,347	10,893,750	11,298,000
$11.00	6,883,333	7,626,315	8,295,000	8,900,000	9,450,000	9,952,173	10,412,500	10,836,000
$11.50	6,241,666	7,018,421	7,717,500	8,350,000	8,925,000	9,450,000	9,931,250	10,374,000
$12.00	5,600,000	6,410,526	7,140,000	7,800,000	8,400,000	8,947,826	9,450,000	9,912,000
$12.50	4,958,333	5,802,631	6,562,500	7,250,000	7,875,000	8,445,652	8,968,750	9,450,000
$13.00	4,316,666	5,194,736	5,985,000	6,700,000	7,350,000	7,943,478	8,487,500	8,988,000
$13.50	3,675,000	4,586,842	5,407,500	6,150,000	6,825,000	7,441,304	8,006,250	8,526,000
$14.00	3,111,111	3,978,947	4,830,000	5,600,000	6,300,000	6,939,130	7,525,000	8,064,000
$14.50	2,722,222	3,371,052	4,252,500	5,050,000	5,775,000	6,436,956	7,043,750	7,602,000
$15.00	2,333,333	2,947,368	3,675,000	4,500,000	5,250,000	5,934,782	6,562,500	7,140,000
$15.50	1,944,444	2,578,947	3,150,000	3,950,000	4,725,000	5,432,608	6,081,250	6,678,000
$16.00	1,555,555	2,210,526	2,800,000	3,400,000	4,200,000	4,930,434	5,600,000	6,216,000
$16.50	1,166,666	1,842,105	2,450,000	3,000,000	3,675,000	4,428,260	5,118,750	5,754,000
$17.00	777,777	1,473,684	2,100,000	2,666,666	3,181,818	3,926,086	4,637,500	5,292,000
$17.50	388,888	1,105,263	1,750,000	2,333,333	2,863,636	3,423,913	4,156,250	4,830,000
$18.00	2,013	736,842	1,400,000	2,000,000	2,545,454	3,043,478	3,675,000	4,368,000
$18.50	2,013	368,421	1,050,000	1,666,666	2,227,272	2,739,130	3,208,333	3,906,000
$19.00	2,013	2,013	700,000	1,333,333	1,909,090	2,434,782	2,916,666	3,444,000
$19.50	2,013	2,013	350,000	1,000,000	1,590,909	2,130,434	2,625,000	3,080,000
$20.00	2,013	2,013	2,013	666,666	1,272,727	1,826,086	2,333,333	2,800,000

Once the Conversion Cap is met, all remaining Alignment Shares that cannot convert due to the Conversion Cap will collectively convert into one Conversion Share. As a result, the maximum number of Conversion Shares that may be issued will be 14,596,638.

The conversion shares will be deliverable no later than the tenth day following the last day of each applicable measurement period. The conversion shares will be delivered no later than 10:00 a.m., New York City time, on the date of issuance. We are required to publicly announce the number of conversion shares to be issued no less than two business days prior to issuance.

Volume Weighted Average Price
“VWAP” per share of our Class A common Stock on any trading day means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of Class A common stock on such trading day determined, using a volume weighted average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for any period means the volume-weighted average of the respective VWAPs for the trading days in such period.

Change of Control
Upon a change of control, for the measurement period in which the change of control transaction occurs, the 201,250 Alignment Shares will automatically convert into conversion shares (on the business day immediately prior to such event), as follows:
•if, prior to the date of such change of control, the Alignment Shares have already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least 5% of the Applicable Closing Share Count (the “ 5% Threshold Amount ”), the number of conversion shares will equal the greater of (i) 2,013 shares of Class A common stock and (ii) subject to the Conversion Cap, the number of shares of Class A common stock that would be issuable based on the excess of the Total Return above the price threshold as described above with such Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A common stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period;
•if, prior to the date of the change of control, the Alignment Shares have not already cumulatively converted into a number of shares of Class A common stock equal in the aggregate to at least the 5% Threshold Amount, subject to the Conversion Cap, the number of conversion shares will equal the greater of (i) the 5% Threshold Amount less any shares of Class A common stock previously issued upon conversion of Alignment Shares and (ii) the number of shares that would be issuable based on the excess of the Total Return above the price threshold described above with the Total Return calculated based on the cash purchase price in the change of control transaction or deemed value of the consideration received by holders of Class A common stock, rather than the VWAP for the final fiscal quarter in the relevant measurement period; and
•to the extent any remaining tranches of 201,250 Alignment Shares remain outstanding, all remaining tranches of 201,250 Alignment Shares will automatically convert into one (1) share of our Class A common stock.

A change of control is the occurrence of any one of the following: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and
(B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided
, however , that a “person” or “group” will not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of our common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our wholly owned subsidiaries, and other than a pledge or hypothecation of assets (but not foreclosure in respect thereof)); provided , however , that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be deemed to be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our Class A common stock ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors); provided , however , that a transaction or transactions described in clauses (a) or (b) above will not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions, consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests into which the Alignment Shares convert.

Preferred Stock
The third amended and restated certificate of incorporation authorizes 10,000,000 shares of undesignated preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Warrants
Public stockholders’ warrants
Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.00 per share, subject to adjustment as discussed below, at any time commencing on the later of (x) one year from the closing of CBAH’s initial public offering and (y) 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon separation of the SAIL SM securities and only whole warrants will be traded. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying the Company’s obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant, unless the shares of Class A common stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered exercising holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SAIL SM security containing such warrant will have paid the full purchase price for the SAIL SM security solely for the share of Class A common stock underlying such SAIL SM security.

Redemption of warrants for cash
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•for cash at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants— Public stockholders’ warrants—Anti-dilution adjustments ”) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date we send the notice of redemption to the warrant holders.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) as well as the $11.00 (for whole shares) warrant exercise price before or after the redemption notice is issued.

Redemption of warrants when the per share price of Class A common stock equals or exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of shares of the Company’s Class A common stock; and
•if, and only if, the last reported sale price of shares of Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the VWAP of shares of our Class A common stock for each of the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth under the heading “ —Anti-dilution adjustments ” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. In addition to any adjustments made pursuant to this paragraph, if the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution adjustments ” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution adjustments ” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution adjustments ” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of a share of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.277	0.303	0.328	0.352	0.375	0.398	0.420	0.442	0.388
57 months	0.269	0.294	0.318	0.341	0.364	0.387	0.408	0.430	0.388
54 months	0.261	0.286	0.309	0.331	0.353	0.374	0.396	0.417	0.388
51 months	0.255	0.279	0.301	0.322	0.341	0.361	0.381	0.401	0.388
48 months	0.249	0.274	0.297	0.317	0.335	0.351	0.366	0.379	0.388
45 months	0.243	0.269	0.292	0.313	0.332	0.349	0.365	0.378	0.388
42 months	0.237	0.263	0.288	0.310	0.329	0.347	0.363	0.378	0.388
39 months	0.230	0.257	0.282	0.305	0.326	0.345	0.362	0.377	0.388
36 months	0.222	0.250	0.277	0.301	0.323	0.342	0.360	0.376	0.388
33 months	0.214	0.243	0.271	0.296	0.319	0.340	0.358	0.375	0.388
30 months	0.204	0.235	0.263	0.290	0.314	0.336	0.356	0.374	0.388
27 months	0.194	0.226	0.256	0.283	0.309	0.333	0.354	0.373	0.388
24 months	0.183	0.216	0.247	0.276	0.304	0.329	0.351	0.372	0.388
21 months	0.170	0.204	0.237	0.268	0.297	0.324	0.348	0.370	0.388
18 months	0.156	0.191	0.226	0.258	0.290	0.318	0.345	0.368	0.388
15 months	0.139	0.176	0.212	0.247	0.280	0.312	0.340	0.366	0.389
12 months	0.122	0.159	0.197	0.234	0.270	0.304	0.335	0.364	0.389
9 months	0.100	0.138	0.178	0.218	0.257	0.294	0.329	0.361	0.389
6 months	0.074	0.112	0.155	0.198	0.242	0.283	0.322	0.357	0.389
3 months	0.041	0.078	0.124	0.174	0.224	0.271	0.315	0.354	0.389
0 months	0.000	0.000	0.083	0.154	0.214	0.267	0.312	0.353	0.389

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the applicable “fair market value” of a share of our Class A common stock is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.294 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the applicable “fair market value” of a share of our Class A common stock is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.314 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.389 shares of Class A common stock per warrant (subject to adjustment).

Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of Class A common stock exceeds
$18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash .” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of
Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.00.

No fractional shares of Class A common stock will be issued upon exercise
If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such other security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Cashless exercise
If the Company calls the warrants for redemption as described above under “—Redemption of warrants for cash ,” management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls warrants for redemption and management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Exercise limitation
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other percentage as a holder may specify from time to time in writing to us and the warrant agent) of the shares of Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments
Among other things, if the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock to all or substantially all holders of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of shares of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (A) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) for these purposes, “fair market value” means the VWAP of the shares of our Class A common stock for the 10 trading-day period ending on, and including, the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.
However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s third amended and restated certificate of incorporation or second amended and restated bylaws or as a result of the redemption of shares of Class A common stock by the company if a proposed business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Other provisions
The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CBAH (assumed by Altus). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including conforming the provisions of the warrant agreement set forth in our initial public offering prospectus or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders of the warrants; provided that all other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the holders of at least 50% of the then- outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the warrant price or extend the duration of the exercise period, without the consent of the holders.

In the event that we elect to redeem the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of DTC by us not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.

The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they duly exercise their warrants. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Voting limitation
The warrant agreement provides that no holder may vote more than 15% of the outstanding Public Warrants (measured on a beneficial basis and including such holder’s affiliates) unless consented to by the Company in writing to the warrant agent. In order to vote a public warrant, the beneficial owner thereof must identify itself and must represent that it together with its affiliates is not voting (on a beneficial basis) more than 15% of the outstanding Public Warrants based on the most recent disclosure by us in a filing with the SEC of the outstanding amounts of Public Warrants unless the Company allows a holder to vote greater than 15%.

Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by Sponsor, officers or directors or their respective permitted transferees, (i) they will not be redeemable by theCompany with certain exceptions (ii) they are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described under CBAH’s initial public offering registration statement’s section entitled “ Principal Stockholders— Transfers of Alignment Shares and Private Placement Warrants ,” to our officers and directors and other permitted transferees including persons or entities affiliated with Sponsor), (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the shares of Class A common stock issuable upon exercise of these warrants) are entitled to registration rights. If the Private Placement Warrants are held by holders other than Sponsor, officers or directors or their respective permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would generally pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the shares of Class A common stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “fair market value” means the VWAP of the shares of Class A common stock for the 10 trading days ending on, and including, the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

We have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor, directors and officers or their permitted transferees as they remain affiliated with us. For that reason, their ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends
The Company has not paid any cash dividends on shares of our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.